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                                                                       Exhibit 8

              [Letterhead of LeBoeuf, Lamb, Greene & MacRae L.L.P.]

      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                              125 West 55th Street
                             New York, NY 10019-5389
                                 (212) 424-8000
                           FACSIMILE: (212) 424-8500

                                                   June 13, 2003

Trump Casino Holdings, LLC
Trump Casino Funding, Inc.
1000 Boardwalk
Atlantic City, New Jersey 08401

          Re: Registration Statement on Form S-4 (File No. 333-104916)

Dear Sirs:

     We have acted as special tax counsel for Trump Casino Holdings, LLC, a Delaware limited liability company ("TCH") and Trump Casino Funding, Inc., a Delaware corporation ("Funding" and, together with TCH, the "Issuers"), and the Guarantors identified below in connection with the preparation and filing with the Securities and Exchange Commission by the Issuers and the Guarantors of a registration statement on Form S-4, File No. 333-104916 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of (i) up to $425,000,000 principal amount of 11-5/8% First Priority Mortgage Notes due 2010 (the "First Priority Exchange Notes"), (ii) up to $50,000,000 principal amount of 17-5/8% Second Priority Mortgage Notes due 2010 (the "Second Priority Exchange Notes"), and (iii) the joint and several guarantees of the First Priority Exchange Notes and the Second Priority Exchange Notes by the Guarantors (collectively, the "Guarantees"). Pursuant to the Registration Statement, the Issuers are offering, in two concurrent exchange offers, First Priority Exchange Notes for an equal principal amount of their outstanding 11-5/8% First Priority Mortgage Notes due 2010 (the "Original First Priority Notes"), and Second Priority Exchange Notes for an equal principal amount of their outstanding 17-5/8% Second Priority Mortgage Notes due 2010 (the "Original Second Priority Notes" and, together with the Original First Priority Notes, the "Original Notes"). The Original Notes were issued and sold in transactions exempt from registration under the Act. The Original First Priority Notes were issued, and the First Priority Exchange Notes will be issued, pursuant to an indenture (the "First Note Indenture"), dated as of March 25, 2003, among the Issuers and U.S. Bank, National Association, as trustee, and each of the following entities as guarantors: Trump Marina

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Trump Casino Holdings, LLC
Trump Casino Funding, Inc.
June 13, 2003
Page 2

Associates, L.P., a New Jersey limited partnership, Trump Marina, Inc., a New Jersey corporation, Trump Indiana, Inc., a Delaware corporation, Trump Indiana Realty, LLC, a Delaware limited liability company, THCR Management Holdings, LLC, a Delaware limited liability company, and THCR Management Services, LLC, a Delaware limited liability company (collectively, the "Guarantors"). The Original Second Priority Notes were issued, and the Second Priority Exchange Notes will be issued, pursuant to an indenture (the "Second Priority Note Indenture"), dated as of March 25, 2003, among the Issuers, U.S. Bank, National Association, as trustee, and the Guarantors. The First Priority Exchange Notes and the Second Priority Exchange Notes are referred to herein collectively as the "Exchange Notes" and the First Note Indenture and the Second Note Indenture are referred to herein collectively as the "Indentures." The Exchange Notes will be issued upon consummation of the exchange offers described in the Registration Statement (the "Exchange Offers"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Registration Statement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and (ii) the Indentures. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In rendering our opinions in this letter, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. Our opinion is also based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings, judicial decisions and other applicable authorities. The statutory provisions, regulations and interpretations on which our opinion is based are subject to change, possibly retroactively. In addition, there can be no assurance that the Internal Revenue Service will not take positions contrary to those stated in our opinion.

     Subject to the foregoing, under current law and based upon the facts, assumptions and qualifications contained herein, it is our opinion that:

     1. a U.S. Holder of Notes will not recognize taxable gain or loss as a result of the exchange of Notes for Exchange Notes;

     2. the discussion in the Offering Circular under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" constitutes in all material respects, a fair and accurate summary of the United States Federal income tax consequences of the purchase, ownership and disposition of the Notes under existing law subject to the qualifications and conditions set forth therein.

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Trump Casino Holdings, LLC
Trump Casino Funding, Inc.
June 13, 2003
Page 3

     The opinions we express herein are limited solely to matters governed by the Federal income tax laws of the United States. Our opinion is provided solely to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents, and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                         Very truly yours,